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EXHIBIT 12

                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

                          (Dollar amounts in millions)



                                                                 Years Ended December 31,
                                    ________________________________________________________________________________

                                               1997           1996           1995           1994          1993
                                               ----           ----           ----           ----          ----
Fixed charges:
Interest and debt expense...........          $354.4         $314.2         $307.5         $234.9         $172.2
    One-third of rent expense.......            23.8            8.7            8.6           16.4           13.0
                                              ------         ------         ------         ------         ------
        Total.......................          $378.2         $322.9         $316.1         $251.3         $185.2
                                              ======         ======         ======         ======         ======



Earnings:
    Income (loss) from continuing
       operations before income
       taxes and extraordinary
       loss on early extinguishment
       of debt in 1993.............           $192.5         $221.0         $222.8         $166.8         $ 69.2
     Fixed charges.................            378.2          322.9          316.1          251.3          185.2
                                              ------         ------         ------         ------         ------
        Total......................           $570.7         $543.9         $538.9         $418.1         $254.4
                                              ======         ======         ======         ======         ======

    Ratio of earnings to fixed
       charges.....................            1.51           1.68           1.70           1.66           1.37
                                               ====           ====           ====           ====           ====
